77C: Submission of matters to a vote of security holders

At a special meeting of all shareholders of Merrill Lynch Short-Term US Government Fund, Inc. held on August 15, 2006, the results were as follows:

PROPOSAL 1.

     To approve a new investment advisory agreement between the Fund and BlackRock Advisors, Inc. or its successor (“BlackRock Advisors”). With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

7,964,408

314,301

280,353

PROPOSAL 3.

     To approve a contingent subadvisory agreement between the Fund’s Advisor and BlackRock Advisors (the “BlackRock Subadvisor”).  With respect to Proposal 3, the shares of the Fund were voted as follows:

For

Against

Abstain

7,931,896

318,125

309,041

At an additional special meeting of all shareholders of Merrill Lynch Short-Term US Government Fund, Inc. held on August 31, 2006, the results were as follows:

PROPOSAL 1.

     To approve an Agreement and Plan of Reorganization of Merrill Lynch Short-Term US Government Fund, Inc. into BlackRock Low Duration Bond Portfolio.  With respect to Proposal 1, the shares of the Fund were voted as follows:

For

Against

Abstain

7,779,515

421,221

522,701